                                                            Exhibit 4.3(f)(ii)

                       FIFTH AMENDMENT TO CREDIT AGREEMENT

     This Fifth Amendment to Credit Agreement (the "Amendment") is made as of this 21st day of March, 2002 by and among AMERICAN MEDICAL SECURITY GROUP, INC. ("AMS"), the Lenders who are a party to the Credit Agreement from time to time (the "Lenders") and LASALLE BANK NATIONAL ASSOCIATION, as Agent and Swing Line Lender (the "Agent").

                               W I T N E S S E T H

     WHEREAS, AMS, the Agent and the Lenders, including First Union National Bank, N.A. ("First Union") are parties to that certain Credit Agreement, dated as of March 24, 2000, as amended pursuant to that certain First Amendment to Credit Agreement, dated as of July 18, 2000, as further amended pursuant to that certain Second Amendment to Credit Agreement, dated as of November 10, 2000, as further amended pursuant to that certain Third Amendment to Credit Agreement, dated as of January 29, 2001, and as further amended pursuant to that certain Fourth Amendment to Credit Agreement, dated as of April 27, 2001 (collectively, the "Credit Agreement");

     WHEREAS, immediately prior to the execution hereof and as a condition precedent hereto, First Union and Bank of America, N.A. ("Bank of America") have entered into that certain Assignment Agreement, pursuant to which First Union has agreed to sell, assign and transfer to Bank of America, and Bank of America has agreed to purchase, accept and assume from First Union, all of First Union's percentage interest and outstanding rights and obligations under the Credit Agreement, as more particularly set forth therein (the "Assignment Agreement");

     WHEREAS, as a result of the Assignment Agreement, Bank of America shall have the rights and obligations of a Lender under the Loan Documents to the extent of the rights and obligations assigned to Bank of America under the Assignment Agreement, and First Union shall contemporaneously therewith relinquish its rights and be released from its corresponding obligations as a Lender under the Loan Documents and thereafter shall cease to be a Lender under the Credit Agreement; and

     WHEREAS, the parties desire to amend the Credit Agreement, as more fully set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the adequacy of which is hereby acknowledged, and subject to the terms and conditions hereof, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms shall have the meaning given to them in the Credit Agreement.

SECTION 2. AMENDMENTS TO CREDIT AGREEMENT.

     2.1 Article I of the Credit Agreement is hereby amended by inserting the following definitions in their appropriate alphabetical order:

          ""Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America (including any Federal, state or local equivalents) or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally."

          ""Purchase Agreement" means that certain Stock Purchase Agreement dated as of March 19, 2002 among Seller, Cobalt Corporation and AMS."

          ""Repurchase" means that certain repurchase by AMS of approximately one million four hundred thousand (1,400,000) shares of its capital stock from Blue Cross & Blue Shield United of Wisconsin, a Wholly-Owned Subsidiary of Cobalt Corporation, for an aggregate purchase price not in excess of $18,200,000, after receipt of all necessary and required consents and approvals."

          ""Seller Group" means collectively, Blue Cross & Blue Shield United of Wisconsin and Cobalt Corporation."

          ""Special Dividend" means that certain special dividend of up to $20,000,000 which Holdings shall cause UWLIC to declare and pay directly to AMS, after receipt of all necessary and required consents and approvals, including, without limitation, the consent of the Wisconsin Department of Insurance, which funds shall be applied by AMS to effect the Repurchase and cover any costs related thereto."

     2.2 Article I of the Credit Agreement is hereby amended by deleting the definition of "Applicable Margin" in its entirety and inserting the following in its stead:

          ""Applicable Margin" means, with respect to Eurodollar Advances at any time, 3.00% per annum (unless a Default or an Unmatured Default has occurred that is continuing)."

     2.3 Article I of the Credit Agreement is hereby amended by deleting the definition "Change in Control" in its entirety and inserting the following in its stead:

          ""Change in Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) or voting control, directly or indirectly, of 25% or more of the outstanding shares of voting stock of AMS; (b) AMS shall cease to own, free and clear of all Liens other than Permitted Liens, 100% of the outstanding shares of voting stock of Holdings on a fully diluted basis (other than pursuant to a merger of Holdings with and into AMS in accordance with SECTION 6.12; (c) Holdings shall cease to own, free and clear of all Liens other than Permitted Liens, 100% of the outstanding shares of voting stock of UWLIC on a fully diluted basis; or (d) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of AMS on the first day of each such period or (ii) subsequently became directors of AMS and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the

          Continuing Directors then on the board of directors of AMS to constitute a majority of the board of directors of AMS."

     2.4 Article I of the Credit Agreement is hereby amended by deleting the definition of "Non-Use Fee Rate" in its entirety and inserting the following in its stead:

          ""Non-Use Fee Rate" means, at any time, 0.50% per annum on the unused amount of the Aggregate Commitment."

     2.5 Section 2.8(a) of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "2.8. MANDATORY COMMITMENT REDUCTIONS. (a) The Aggregate Commitment shall be automatically and permanently reduced to the following amounts on the following dates:

               DATE           AVAILABILITY REDUCTION   AGGREGATE COMMITMENT
          --------------      ----------------------   --------------------
          March 24, 2003      $10,000,000              $20,157,772
          March 24, 2004      $10,000,000              $10,157,772
          March 24, 2005      $10,157,772              $0"

     2.6 Section 2.11 of the Credit Agreement is hereby amended by deleting the reference to "$10,000,000" and inserting "$5,000,000" in its stead.

     2.7 Section 2.14 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "2.14. RATES APPLICABLE AFTER DEFAULT. Notwithstanding anything to the contrary contained in SECTION 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to AMS (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of SECTION 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to AMS (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of SECTION 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Loan shall bear interest at the higher of the Eurodollar Rate or the Floating Rate then in effect, plus the applicable margin then in effect from time to time, plus 2.00% per annum; PROVIDED, that during the continuance of a Default under SECTION 7.6 or 7.7, the interest rate set forth above shall be applicable to all Loans without any election or action on the part of the Agent or any Lender."

     2.8 Section 3.1 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "3.1. YIELD PROTECTION. If, on or after the Initial Closing Date, any Lender determines that the adoption of or change in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

               (a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

               (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

               (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of agreeing to make or making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, AMS shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received."

     2.9 Section 3.2 of the Credit Agreement is hereby amended by deleting the second sentence thereof and inserting the following in its stead:

          ""CHANGE" means (a) any change after the Initial Closing Date in or change in the interpretation of the Risk-Based Capital Guidelines or (b) any adoption of or change in or change in the interpretation of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender."

     2.10 Section 3.5 of the Credit Agreement is hereby amended by deleting subsection (c) thereof and inserting the following in its stead:

          "(c) AMS hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this SECTION 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to SECTION 3.6."

     2.11 Section 4.2 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "4.2. EACH ADVANCE AND SWING LINE LOAN. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances) and the Swing Line Lender shall not be required to make any Swing Line Loan, unless on the applicable Borrowing Date:

               (a)  There exists no Default or Unmatured Default.

               (b) The representations and warranties contained in the Loan Documents are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

               (c) All legal matters incident to the making of such Advance or Swing Line Loan shall be satisfactory to the Lenders and their counsel.

          Each Borrowing Notice and/or Conversion/Continuation Notice with respect to each such Advance and each request for a Swing Line Loan shall constitute a representation and warranty by AMS that the conditions contained in SECTION 4.2(a) and (b) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of EXHIBIT A as a condition to making an Advance."

     2.12 Section 6.10 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "6.10 DIVIDENDS. AMS will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends to a Wholly-Owned Subsidiary or to AMS, and (ii) AMS may repurchase its outstanding stock, provided that any such repurchases shall not exceed $28,400,000 in the aggregate; and provided further, that such $28,400,000 includes up to $18,200,000 that shall be used solely to consummate the Repurchase."

     2.13 Section 6.19.5 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "6.19.5 STATUTORY CAPITAL AND SURPLUS. AMS will at all times cause UWLIC to maintain a Statutory Capital and Surplus of not less than the sum of (a) $128,000,000, plus (b) 50% of the positive Statutory Net Income earned by UWLIC in each Fiscal Quarter ending after December 31, 2001 and on or prior to the date of determination (excluding changes in unrealized gain/loss)."

     2.14 Article VI of the Credit Agreement is amended by inserting new Sections 6.29 and 6.30 after Section 6.28 as follows:

          "6.29 REPURCHASE. Prior to effecting the Repurchase, AMS shall obtain, or cause to be obtained, all necessary and required consents, approvals, resolutions and documentation in connection with the Repurchase (including, without limitation, the consent of the Wisconsin Department of Insurance to the Special Dividend), and, AMS shall provide evidence of such consents and approvals to the Agent, together with copies of all required resolutions and documents with respect thereto, all of which shall be reasonably acceptable to the Agent and its counsel. Immediately upon receipt of such necessary and required consents, approvals, resolutions and documentation, AMS shall cause the Special Dividend to be declared and paid, and, immediately upon receipt of the proceeds of the Special Dividend, AMS shall apply such proceeds to effect the Repurchase and any costs related thereto.

          "6.30 PURCHASE AGREEMENT REMEDIES. In the event of any breach of the representations and warranties of the Seller Group contained in the Purchase Agreement with respect to the shares of stock of AMS which are the subject of the Repurchase, which breach could reasonably be expected to give rise to a Material Adverse Effect, AMS covenants and agrees to diligently pursue all of the rights and remedies available to it under the Purchase Agreement or otherwise with respect to such breach."

     2.15 Section 7.3 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "7.3. The breach by AMS of any of the terms or provisions of SECTION 6.1, SECTION 6.2, SECTION 6.4 or SECTIONS 6.10 through 6.27."

     2.16 Section 7.4 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "7.4. The breach by AMS (other than a breach which constitutes a Default under another Section of this ARTICLE VII) of any of the terms or provisions of any Loan Document which is not remedied within twenty (20) days after the earlier of (i) the receipt by AMS of notice thereof from Agent or any Lender or (ii) having obtained knowledge thereof."

     2.17 Section 7.5 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "7.5. Failure of AMS or any of its Subsidiaries to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness aggregating in excess of $1,500,000 ("MATERIAL INDEBTEDNESS"); or the default by AMS or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of AMS or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or AMS or any of its Subsidiaries becomes unable, or admits in writing its inability or fails generally to pay its debts as they become due."

     2.18 Section 7.6 of the Credit Agreement is hereby deleted in its entirety and amended by inserting the following in its stead:

          "7.6. AMS or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under any Debtor Relief Laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors,
     (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute (or consent to the institution of) any proceeding seeking an order for relief under any Debtor Relief Laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this SECTION 7.6 or (f) fail to contest in good faith any appointment or proceeding described in
     SECTION 7.7."

     2.19 Section 12.2.1 of the Credit Agreement is hereby amended by deleting the first sentence thereof and inserting the following in its stead:

          "Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest, right and/or obligation of such Lender under the Loan Documents."

SECTION 3. WAIVER OF CERTAIN COVENANT DEFAULTS. The Agent, on behalf of itself and the Lenders, waives any Default which may occur due solely to a breach by AMS of Section 6.16 of the Credit Agreement solely in connection with the Repurchase; PROVIDED, HOWEVER, that such waiver shall not constitute a future waiver of any Default under such Section or of any other provision of the Credit Agreement which, in any case, is not in connection with the Repurchase.

SECTION 4. RELEASE OF COLLATERAL ASSIGNMENT. Contemporaneously with the effectiveness of this Amendment, the Agent, at the direction and with the consent of the Lenders hereby terminates that certain Collateral Assignment and Security Agreement dated as of November 10, 2000 (the "Assignment") made by AMS in favor of the Agent for the benefit of the Lenders, with respect to Account No. 03-8644902 and all funds contained therein.

SECTION 5. CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon satisfaction of the following conditions precedent:

     5.1 The Agent shall have received copies of this Amendment duly executed and delivered by AMS and each of the Lenders.

     5.2 The Agent shall have received a duly executed copy of the Stock Purchase Agreement dated as of March 19, 2002, by and among Blue Cross & Blue Shield United of Wisconsin, Cobalt Corporation and AMS, executed and delivered in connection with the Repurchase, together with any and all agreements, instruments and other documents executed and/or delivered in connection therewith.

     5.3 The Agent shall have received, for the benefit of the Agent and the Lenders, an amendment fee of $226,183 due and payable and deemed fully earned on the date hereof.

     5.4 The Agent shall have received a $3,500 processing assignment fee due and payable by AMS to the Agent pursuant to Section 12.3.2 of the Credit Agreement.

     5.5 The Agent and the Lenders shall have received copies of the Assignment Agreement duly executed by Bank of America, N.A. and First Union, including evidence that, contemporaneously with the execution of the Assignment Agreement,
(i) First Union shall have returned the Revolving Note in favor of First Union to AMS and (ii) Bank of America, N.A. shall have received a Revolving Note in favor of Bank of America, N.A. duly executed by AMS.

     5.6 The Agent and the Lenders shall have received such other documents, certificates and assurances as they shall reasonably request.

SECTION 6. REAFFIRMATION OF AMS. AMS hereby represents and warrants to the Agent and the Lenders that (i) the representations and warranties set forth in the Loan Documents are true and correct on and as of the date hereof, except to the extent (a) that any such representations and warranties relate to a specific date, or (b) changes thereto are a result of transactions for which the Agent and the Lenders have granted their consent; (ii) each of Holdings and AMS is on the date hereof in compliance with all of the terms and provisions set forth in the Loan Documents to which it is a party, in each case (and to the extent applicable), as hereby amended; and (iii) both before and after giving effect to this Amendment, there exists no Default or Unmatured Default.

SECTION 7. FULL FORCE AND EFFECT. Except as herein amended, the Credit Agreement and all other Loan Documents shall remain in full force and effect.

SECTION 8. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

SECTION 9. GOVERNING LAW. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to federal laws applicable to national banks.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year specified above.

                                   AMERICAN MEDICAL SECURITY GROUP,
                                   INC.


                                   By:  /s/ Gary Guengerich
                                      ------------------------------------------
                                   Name: Gary Guengerich
                                   Title: Chief Financial Officer


                                   LASALLE BANK NATIONAL ASSOCIATION


                                   By:    /s/ Linda Whittaker
                                      ------------------------------------------
                                   Name: Linda Whittaker
                                   Title: Assistant Vice President


                                   BANK OF AMERICA, N.A.


                                   By:    /s/ Joseph Corah
                                      ------------------------------------------
                                   Name: Joseph Corah
                                   Title: Principal


                                   ASSOCIATED BANK GREEN BAY, NATIONAL
                                   ASSOCIATION


                                   By:    /s/ Denis F. Hogan
                                      ------------------------------------------
                                   Name: Denis F. Hogan
                                   Title: Senior Vice President

                    ACKNOWLEDGMENT AND AGREEMENT OF HOLDINGS

     The undersigned, AMERICAN MEDICAL SECURITY HOLDINGS, INC., hereby ratifies and reaffirms (a) that certain Guaranty dated March 24, 2000 (the "Guaranty") made by the undersigned in favor of the Agent and the Lenders and (b) that certain Stock Pledge Agreement dated March 24, 2000 (the "Pledge Agreement") between the undersigned and the Agent and each of the terms and provisions (including, without limitation, the representations and warranties) contained therein, and agrees that each of the Guaranty and the Pledge Agreement continues in full force and effect following the execution and delivery of the foregoing Amendment. The undersigned represents and warrants to the Agent and the Lenders that each of the Guaranty and the Pledge Agreement was, on the date of the execution and delivery thereof, and continues to be, the valid and binding obligation of the undersigned enforceable in accordance with its terms and that the undersigned has no claims or defenses to the enforcement of the rights and remedies of the Agent and the Lenders under the Guaranty or the Pledge Agreement, and further that it is in compliance with all of the terms and provisions set forth in each of the Loan Documents to which it is a party.

     IN WITNESS WHEREOF, this Acknowledgment and Agreement of Holdings has been duly authorized as of this 21st day of March, 2002.

                                   AMERICAN MEDICAL SECURITY HOLDINGS,
                                   INC.


                                   By:   /s/ Gary Guengerich
                                      ------------------------------------------
                                   Name: Gary Guengerich
                                   Title: Chief Financial Officer